AMENDMENT NO. 1 TO GENERAL PARTNERSHIP AGREEMENT
OF
NATIONAL GRID GENERAL PARTNERSHIP

This Amendment No. 1 to General Partnership Agreement of National Grid General Partnership (this "Amendment"), dated as of December 20, 2001, is entered into by and between National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 Limited (jointly, the "Existing Partners”).

WHEREAS, the Existing Partners heretofore formed Delaware general partnership known as National Grid General Partnership (the "Partnership") pursuant to and in accordance with the Delaware Uniform Partnership Law, as amended (6 Del. C. §1501, et seq.), as amended from time to time (the "Act”), and the General Partnership Agreement of the Partnership, dated as of July 16, 1999 (the "Original Agreement”);

WHEREAS, in accordance with the terms of the Original Agreement, the Existing Partners hereby consent to the adoption of this Amendment;

WHEREAS, the Existing Partners are the only partners of the Partnership;

WHEREAS, immediately following the adoption of this Amendment and pursuant to that certain Assignment and Assumption of Partnership Interest, dated as of December 20, 2001 (the "Assignment Agreement”), the Existing Partners will be assigning their respective partnership interests in the Partnership to National Grid (US) Partner 1 Limited, a limited company organized under the laws of the United Kingdom ("NGUSP 1”), and National Grid (US) Partner 2 Limited, a limited company organized under the laws of the United Kingdom ("NGUSP 2”) (jointly, the "New Partners”);

WHEREAS, in accordance with Section 7.1 of the Original Agreement, as amended by this Amendment, the parties hereto hereby consent to the transfers contemplated by the Assignment Agreement;

WHEREAS, the Partnership's execution, delivery and performance of the Assignment Agreement is hereby approved and ratified in all respects;

WHEREAS, pursuant to this Amendment and the Partnership Act (as defined below), (i) the New Partners will be deemed admitted to the Partnership as partners of the Partnership, (ii) immediately following such admission, the Existing Partners will be deemed to have ceased to be partners of the Partnership, and (iii) the Partnership shall continue without dissolution; and

WHEREAS, the parties hereto desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AMENDMENTS

Notwithstanding anything to the contrary contained in the Original Agreement, the Original Agreement is hereby amended as follows:

1. Opt into Delaware Revised Uniform Partnership Act. In accordance with Section 151206(c) of the Delaware Revised Uniform Partnership Act (6 Del. C. §15-101, et seq.), as amended from time to time (the "Partnership Act"), the Partnership hereby voluntarily elects to be governed by the Partnership Act and shall be continued without dissolution in accordance with the Partnership Act. All references in the Original Agreement to the term "Act" shall be deemed to be a reference to the Partnership Act, except that the first sentence of Section 1.1 of the Original Agreement shall remain unchanged since the Partnership was initially formed under the Act.
2. Statement of Partnership Existence. The Partnership shall file a Statement of Partnership Existence with the Secretary of State of the State of Delaware. For purposes of such filing, Timothy E. McAllister is hereby designated as an "Authorized Person" as contemplated by the Partnership Act.

3. Registered Office and Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o RL&F Service Corp, One Rodney Square, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is RL&F Service Corp, One Rodney Square, Wilmington, New Castle County, Delaware 19801.

4. Not a Separate Legal Entity. Pursuant to Sections 15-103 and 15-201 of the Partnership Act, the Partnership shall not exist as a legal entity separate from its partners.

5. Ownership of Partnership Property. All property and rights and interests in property originally brought into the Partnership or acquired, whether by purchase or otherwise, on account of the Partnership, or for the purposes and in the course of the Partnership business, are called Partnership Property, and will be held and applied by the Partnership exclusively for the purposes of the Partnership and in accordance with the General Partnership Agreement of the Partnership, as amended from time to time, but pursuant to Sections 15-103, 15-203 and 15-501 of the Partnership Act and in accordance with the Statement of Partnership Existence of the Partnership filed with the Secretary of State of the State of Delaware, the partners of the Partnership shall be co-owners of specific Partnership property holding as tenants in partnership as provided in Section 15-25 of the Delaware Uniform Partnership Law (6 Del C 1953, s1501 et seq) as in effect on January 1 1999. Consequently, each partner of the Partnership shall be regarded as owning a proportionate share of the Partnership Property and, as among the partners of the Partnership, is liable for a proportionate share of the liabilities of the Partnership. .
6. Dissolution.

(a) Section 8.1(v) of the Original Agreement is hereby amended by deleting the number "1532" and substituting therefor "15-801(5) and (6)".

(b) Section 8.1 of the Original Agreement is hereby amended by adding the following paragraph to the end of such section:

Immediately following the adoption of Amendment No. 1 to the General Partnership Agreement of the Partnership, dated as of December 20, 2001 (the "Amendment"), and pursuant to that certain Assignment and Assumption of Partnership Interest, dated as of December 20, 2001 (the "Assignment Agreement”), National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 Limited (jointly, the "Existing Partners") will be assigning their respective partnership interests in the Partnership to National Grid (US) Partner 1 Limited and National Grid (US) Partner 2 Limited (jointly, the "New Partners"). Notwithstanding anything in this Partnership Agreement to the contrary, pursuant to the Amendment and the Partnership Act (as defined in the Amendment), (i) the New Partners are hereby admitted to the Partnership as partners of the Partnership, (ii) immediately following such admission, the Existing Partners are deemed to have ceased to be partners of the Partnership, and (iii) the Partnership shall continue without dissolution. Exhibit "B" attached hereto is hereby replacing Exhibit "B" to the Original Agreement. The New Partners hereby agree to be bound to this Partnership Agreement as amended by the Amendment.

7. Additional Capital Contributions of New Partners. Upon their admission to the Partnership as substitute partners of the Partnership, (a) NGUSP 1 shall contribute 1.98 shares of the Common Stock of National Grid Holdings Inc. to the capital of the Partnership, (b) NGUSP 2 shall contribute 0.02 shares of the Common Stock of National Grid Holdings Inc. to the capital of the Partnership, and (iii) Exhibit "A" attached hereto is hereby replacing Exhibit "A" to the Original Agreement.

8. Section 6.1. Effective immediately upon the admission of the New Partners as substitute partners of the Partnership, the second sentence of Section 6.1 of the Original Agreement is hereby deleted in its entirety and the following shall be substituted therefor: "On any decision concerning the management and control of the business of the Partnership, each Partner shall vote in accordance with its Percentage of Partnership Interests, and the decision of the holders of a majority of the Percentages of Partnership Interests shall prevail".

9. Section 6.3(c). Effective immediately upon the admission of the New Partners as substitute partners of the Partnership, Section 6.3(c) of the Original Agreement is hereby deleted in its entirety and the following shall be substituted therefor: "On any decision concerning the appointment of Persons to the Partnership Management Committee, each Partner shall vote in accordance with its Percentage of Partnership Interests, and the decision of the holders of a majority of the Percentages of Partnership Interests shall prevail".
10. Miscellaneous Amendments.

(a) Article 2. The definition of "General Partner" or "General Partners" contained in Article 2 of the Original Agreement is hereby amended by deleting the words "National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 Limited, which are companies organised under the laws of Ireland whose Principal Establishment is in Luxembourg" and substituting therefor the words "National Grid (US) Partner 1 Limited, a limited company organized under the laws of the United Kingdom, and National Grid (US) Partner 2 Limited, a limited company organized under the laws of the United Kingdom".

(b) Section 5.2. Section 5.2 of the Original Agreement is hereby amended by adding the words "to the fullest extent permitted by law," immediately following the word "Consequently,".

(c) Section 9(b).

(i) The second sentence of Section 9(b) of the Original Agreement is hereby amended (A) by deleting the words "Such reserve" and substituting therefor the words "Any reserve" and (B) by deleting the words "or unforeseen" and substituting therefor the words ", conditional or unmatured".

(ii) The first and last sentences of Section 9(b) of the Original Agreement are hereby deleted and following is hereby added to the beginning of Section 9(b):

Upon dissolution of the Partnership, the business of the Partnership shall continue for the sole purpose of winding up its affairs. The proceeds of liquidation shall be distributed in the following order and priority:

(1) First, to creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

(2) The balance, if any, to the Partners in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

MISCELLANEOUS

1. Successors and Assigns. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

2. Full Force and Effect. Except to the extent modified hereby, the Original Agreement shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

4. Capitalized Terms. Capitalized terms used herein and not otherwise defined are used as defined in the Original Agreement.

5. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day first above written.

NATIONAL GRID (IRELAND) 1 LIMITED

By: /s/ Charles Carter
Name: Title:

NATIONAL GRID (IRELAND) 2 LIMITED

By: /s/ Charles Carter
Name: Title:

CONSENTED AND AGREED:

NATIONAL GRID (US) PARTNER 1 LIMITED

By: /s/ M.O. Donovan
Name:
Title:

NATIONAL GRID (US) PARTNER 2 LIMITED

By: /s/ M.O. Donovan
Name:
Title:

EXHIBIT "A"
CAPITAL CONTRIBUTIONS

PARTNER	ASSETS	PERCENTAGE INTEREST

National Grid (US) Partner 2 Limited	10 shares of Common Stock of National Grid USA

	$15,497,356	1%

	0.02 shares of the Common Stock of National Grid Holdings Inc.

National Grid (US) Partner1 Limited	990 shares of Common Stock of National Grid USA

	$1,534,238,292	99%

	1.98 shares of the Common Stock of National Grid Holdings, Inc

EXHIBIT "B"

The names and mailing addresses of the partners are as follows:

NAME	ADDRESS
National Grid (US) Partner 1 Limited	15 Marylebone Road
London NW 1 5JD
United Kingdom

National Grid (US) Partner 2 Limited	15 Marylebone Road
London NW1 5JD
United Kingdom